Exhibit 99.1

ImmuCell

ImmuCell Announces Unaudited Financial Results for

the Quarter Ended June 30, 2024

For Immediate Release

PORTLAND, Maine – August 13, 2024 – ImmuCell Corporation (Nasdaq: ICCC) (“ImmuCell” or the “Company”), a growing animal health company that develops, manufactures and markets scientifically proven and practical products that improve the health and productivity of dairy and beef cattle, today announced its unaudited financial results for the quarter ended June 30, 2024.

Q2 2024 Highlights:

●	Product sales increased 55% versus the comparable quarter in 2023.

●	Product sales increased 82% versus the comparable six-month period in 2023.

●	Product sales increased 48% from the previous trailing twelve-month period ended June 30, 2023.

Management’s Discussion:

“Our preliminary, unaudited product sales for the second quarter of 2024 were first reported on July 9, 2024,” commented Michael F. Brigham, President and CEO of ImmuCell. “We have no changes to those figures.”

After a slowdown during 2023 that was necessary to remediate certain production contamination events, the Company’s objective is to produce finished goods with an approximate sales value of $12 million or more every six months, which would annualize to about 80% or more of its estimated full production capacity of approximately $30 million. The actual value of the Company’s production capacity varies based on biological and process yields, product format mix, selling price and other factors. During the six-month period ended June 30, 2024, finished goods production was approximately $12.7 million, which would annualize to approximately $25.4 million (or approximately 85% of $30 million).

“As reflected in our top-line sales growth, we have largely achieved our current production capacity expansion goals, but this has come with some contamination and yield losses that have resulted in very low gross margin,” continued Mr. Brigham. “We believe that we have implemented remediation steps that will keep the bioburden within specification, and we have several important initiatives underway to improve yield over the coming quarters.”

The backlog of orders was worth approximately $7.9 million as of August 6, 2024, which is a decrease from approximately $9.4 million as of December 31, 2023 but still a large increase from approximately $2.5 million as of December 31, 2022.

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Certain Financial Results:

●	Product sales increased by 55%, or $1.9 million, to $5.5 million during the three-month period ended June 30, 2024 compared to $3.5 million during the three-month period ended June 30, 2023.

●	Product sales increased by 82%, or $5.8 million, to $12.7 million during the six-month period ended June 30, 2024 compared to $7 million during the six-month period ended June 30, 2023.

●	Product sales increased by 48%, or $7.5 million, to $23.2 million during the trailing twelve-month period ended June 30, 2024 compared to $15.7 million during the trailing twelve-month period ended June 30, 2023.

●	Gross margin earned was 22% and 30% of product sales during the three-month periods ended June 30, 2024 and 2023, respectively. Gross margin earned was 28% and 19% of product sales during the six-month periods ended June 30, 2024 and 2023, respectively.

●	Net loss was $1.5 million, or $0.20 per basic share, during the three-month period ended June 30, 2024 in comparison to a net loss of $1.4 million, or $0.18 per basic share, during the three-month period ended June 30, 2023. Net loss was $2 million, or $0.25 per basic share, during the six-month period ended June 30, 2024 in comparison to a net loss of $3.7 million, or $0.48 per basic share during the six-month period ended June 30, 2023.

●	EBITDA (a non-GAAP financial measure described on page 5 of this press release) decreased to approximately negative $717,000 during the three-month period ended June 30, 2024 in comparison to approximately negative $605,000 during the three-month period ended June 30, 2023. EBITDA improved to approximately negative $340,000 during the six-month period ended June 30, 2024 in comparison to approximately negative $2.2 million during the six-month period ended June 30, 2023.

Balance Sheet Data as of June 30, 2024:

●	Cash and cash equivalents increased to $1.3 million as of June 30, 2024 from $979,000 as of December 31, 2023, with no draw outstanding on the available $1 million line of credit as of these dates.

●	Net working capital decreased to approximately $6.2 million as of June 30, 2024 from $7.3 million as of December 31, 2023.

●	Stockholders’ equity decreased to $23.5 million as of June 30, 2024 from $25 million as of December 31, 2023.

Status of Re-Tain® Product Development Initiative:

In May of 2024, the FDA issued a CMC Technical Section Incomplete Letter (Incomplete Letter) to the Company in response to its third CMC Technical Section submission for Re-Tain®. Pursuant to the Incomplete Letter, the FDA provided some minor requests pertaining to the Company’s submission requiring a re-submission of the CMC Technical Section, which is typically subject to a six-month review. However, the FDA has indicated that this re-submission potentially could be handled through a shortened review period because the open items are not complex. More critical to the timeline, however, is that the FDA has also required that the Company not re-submit the CMC Technical Section until inspectional observations at the facilities of its Drug Product (DP) contract manufacturer are resolved. The DP contract manufacturer has submitted responses to the inspectional observations and is awaiting next steps for disposition by the FDA.

“We will remain focused on the commercial opportunity we have with First Defense®, and we intend to persist through what we see as the final regulatory steps in our effort to bring Re-Tain® to market,” Mr. Brigham concluded.

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Cautionary Note Regarding Forward-Looking Statements (Safe Harbor Statement):

This Press Release and the statements to be made in the related conference call referenced herein contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and will often include words such as “expects”, “may”, “anticipates”, “aims”, “intends”, “would”, “could”, “should”, “will”, “plans”, “believes”, “estimates”, “targets”, “projects”, “forecasts”, “seeks” and similar words and expressions. Such statements include, but are not limited to, any forward-looking statements relating to: our plans and strategies for our business; projections of future financial or operational performance; the timing and outcome of pending or anticipated applications for regulatory approvals; future demand for our products; the scope and timing of ongoing and future product development work and commercialization of our products; future costs of product development efforts; the expected efficacy or impact of new products; estimates about the market size for our products; future market share of and revenue generated by current products and products still in development; our ability to increase production output and reduce costs of goods sold per unit; the adequacy of our own manufacturing facilities or those of third parties with which we have contractual relationships to meet demand for our products on a timely basis; the efficacy or timeline to complete our contamination remediation efforts; the likelihood, severity or impact of future contamination events; the robustness of our manufacturing processes and related technical issues; estimates about our production capacity, efficiency and yield; the salability of products currently held in inventory pending regulatory approval; future regulatory requirements relating to our products; future expense ratios and margins; the effectiveness of our investments in our business; anticipated changes in our manufacturing capabilities and efficiencies; our effectiveness in competing against competitors within both our existing and our anticipated product markets; and any other statements that are not historical facts. These statements are intended to provide management's current expectation of future events as of the date of this Press Release, are based on management's estimates, projections, beliefs and assumptions as of the date hereof; and are not guarantees of future performance. Such statements involve known and unknown risks and uncertainties that may cause the Company's actual results, financial or operational performance or achievements to be materially different from those expressed or implied by these forward-looking statements, including, but not limited to, those risks and uncertainties relating to: difficulties or delays in development, testing, regulatory approval, production and marketing of our products (including the First Defense® product line and Re-Tain®), competition within our anticipated product markets, customer acceptance of our new and existing products, product performance, alignment between our manufacturing resources and product demand (including the consequences of backlogs), uncertainty associated with the timing and volume of customer orders as we come out of a prolonged backlog, adverse impacts of supply chain disruptions on our operations and customer and supplier relationships, commercial and operational risks relating to our current and planned expansion of production capacity, and other risks and uncertainties detailed from time to time in filings we make with the Securities and Exchange Commission (SEC), including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements involve risks and uncertainties and are based on our current expectations, but actual results may differ materially due to various factors. In addition, there can be no assurance that future risks, uncertainties or developments affecting us will be those that we anticipate. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

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Condensed Statements of Operations (Unaudited)

	During the Three-Month Periods Ended June 30,		During the Six-Month Periods Ended June 30,
(In thousands, except per share amounts)	2024	2023	2024	2023

Product sales	$5,473	$3,533	$12,730	$6,979
Costs of goods sold	4,243	2,489	9,204	5,634
Gross margin	1,230	1,044	3,526	1,345

Product development expenses	1,031	1,100	2,293	2,210
Sales, marketing and administrative expenses	1,586	1,248	2,920	2,696
Operating expenses	2,617	2,348	5,213	4,906

NET OPERATING LOSS	(1,387)	(1,304)	(1,687)	(3,561)

Other expenses, net	143	74	280	131

LOSS BEFORE INCOME TAXES	(1,530)	(1,378)	(1,967)	(3,692)

Income tax expense	2	2	2	3

NET LOSS	$(1,532)	$(1,380)	$(1,969)	$(3,695)

Basic weighted average common shares outstanding	7,810	7,747	7,780	7,747
Basic net loss per share	$(0.20)	$(0.18)	$(0.25)	$(0.48)

Diluted weighted average common shares outstanding	7,810	7,747	7,780	7,747
Diluted net loss per share	$(0.20)	$(0.18)	$(0.25)	$(0.48)

Selected Balance Sheet Data (In thousands) (Unaudited)

	As of June 30, 2024	As of December 31, 2023
Cash and cash equivalents	$1,324	$979
Net working capital	6,237	7,272
Total assets	41,855	43,808
Stockholders’ equity	$23,455	$24,993

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Non-GAAP Financial Measures:

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this press release should be considered in addition to, and not as a substitute for or superior to, the comparable measure prepared in accordance with GAAP. We believe that considering the non-GAAP measure of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) assists management and investors by looking at our performance across reporting periods on a consistent basis excluding these certain charges that are not uses of cash from our reported loss before income taxes. We calculate EBITDA as described in the following table:

	During the Three-Month Periods Ended June 30,		During the Six-Month Periods Ended June 30,
(In thousands)	2024	2023	2024	2023
Loss before income taxes	$(1,530)	$(1,378)	$(1,967)	$(3,692)
Interest expense (excluding debt issuance and debt discount costs)	132	87	267	175
Depreciation	666	680	1,329	1,333
Amortization	15	6	31	13
EBITDA	$(717)	$(605)	$(340)	$(2,171)

EBITDA included stock-based compensation expense (which is a non-cash expense that management adds back to EBITDA when assessing its cash flows) of approximately $98,000 and $76,000 during the three-month periods ended June 30, 2024 and 2023 and $179,000 and $172,000 during the six-month periods ended June 30, 2024, and 2023, respectively. Cash payments to satisfy debt repayment obligations or to make capital expenditure investments are other uses of cash that are not included in the calculation of EBITDA, which management also considers when assessing its cash flows.

Conference Call:

The Company is planning to host a conference call on Wednesday, August 14, 2024 at 9:00 AM ET to discuss the unaudited financial results for the quarter ended June 30, 2024. Interested parties can access the conference call by dialing (844) 855-9502 (toll free) or (412) 317-5499 (international). A teleconference replay of the call will be available until August 21, 2024 at (877) 344-7529 (toll free) or (412) 317-0088 (international), utilizing replay access code #3744296. Investors are encouraged to review the Company’s updated Corporate Presentation slide deck that provides an overview of the Company’s business and is available under the “Investors” tab of the Company’s website at www.immucell.com, or by request to the Company. An updated version of the slide deck will be made available under the “Investors” tab of the Company’s website after the market closes on Tuesday, August 13, 2024.

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About ImmuCell:

ImmuCell Corporation's (Nasdaq: ICCC) purpose is to create scientifically proven and practical products that improve the health and productivity of dairy and beef cattle. ImmuCell manufactures and markets First Defense®, providing Immediate Immunity™ to newborn dairy and beef calves, and is in the late stages of developing Re-Tain®, a novel treatment for subclinical mastitis in dairy cows without FDA-required milk discard or meat withhold label restrictions that provides an alternative to traditional antibiotics. Press releases and other information about the Company are available at: http://www.immucell.com.

Contacts:	Michael F. Brigham, President and CEO
ImmuCell Corporation
(207) 878-2770

Joe Diaz, Robert Blum and Joe Dorame
Lytham Partners, LLC
(602) 889-9700
iccc@lythampartners.com

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